EXHIBIT 5

                       McGuire, Woods, Battle & Boothe LLP
                                One James Center
                            Richmond, Virginia 23219




                                  June 28, 1999


Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464


                    Circuit City Stores, Inc. (the "Company")

Ladies and Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the 1997 Circuit City Stores, Inc. Employee Stock Purchase Plan For CarMax Group Employees, as amended and restated effective March 1, 1999, as amended (the "Plan"). The Registration Statement covers (i) 500,000 shares of Circuit City Stores, Inc.--CarMax Group Common Stock, par value $.50 (the "Common Stock"), which have been reserved for issuance under the Plan and (ii) 500,000 Rights to Purchase Preferred Stock, Series F, $20.00 par value, of the Company (the "CarMax Rights"), attached in equal number to the shares of Common Stock which may be issued under the Plan.

     We are of the opinion that the 500,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

     We are also of the opinion that the 500,000 CarMax Rights, when issued in accordance with the terms and provisions of the First Amended and Restated Rights Agreement dated February 16, 1999, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, (the "Rights Agreement"), will be duly authorized and legally issued.

     The opinion set forth in the preceding paragraph concerning the CarMax Rights is limited to the valid issuance of the CarMax Rights under the Stock Corporation Act of the Commonwealth of Virginia. In this connection, we have not been asked to, and accordingly do not, express any opinion herein with respect to any other aspect of the CarMax Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the CarMax Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate among stockholders or among any classes of stock or stockholders.

     The opinions set forth above are limited to matters of Virginia and federal law in effect on the date hereof.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement.


                                                   Very truly yours,


                                                   /s/ MCGUIRE, WOODS, BATTLE &
                                                     BOOTHE LLP